Exhibit 99.1

NEWS RELEASE: May 5, 2003	Contact:	Investor Relations Heather Beshears Tel: 480.586.3357 heather@duraswitch.com

DURASWITCH ANNOUNCES RESULTS FOR FIRST QUARTER 2003
Highlights include new licensee partnerships, increasing design reviews, reduced cost structure and significant reduction in net loss

PHOENIX, Ariz. (May 5, 2003) – Duraswitch (NASDAQ: DSWT), a developer and licensor of electronic switch technologies, today announced financial results for the quarter ended March 31, 2003.

Duraswitch reported a significant reduction in its net loss through the reduction of its operating costs and the completion of various development projects. The net loss was $725,000, or $0.08 per share, for the first quarter of 2003, compared to a net loss of $1.3 million, or $0.14 per share for the first quarter of 2002. The Company noted increasing design reviews using Duraswitch technologies, but also noted that the increase has not yet translated into a revenue ramp that will come from production quantities. Revenue for the first quarter of 2003 included $159,000 in licensing revenue, which generated a gross profit of $142,000. For the comparable period in 2002, revenues included $185,000 in licensing revenue and $25,000 in product revenue, which generated a gross profit of $194,000.

Duraswitch receives a per-switch royalty as licensees purchase components or manufacture products using its PushGate® pushbutton, thiNcoder® rotary dial and MagnaMouse™ cursor control technologies. Currently, Duraswitch has licensee partners headquartered in the United States, Canada, United Kingdom, Germany, Italy, Sweden, Australia, New Zealand and South Korea in addition to operations around the world.

Commenting on the quarter, Bob Brilon, president and CEO, said, “At year-end, we noted that the number of switches using our technologies had increased year over year, but the per-switch revenue had decreased as volumes increased. Our average revenue earned per-PushGate for the first quarter 2003 was approximately $0.13 per switch compared to $0.23 for the first quarter of 2002. The number of royalty-bearing switches increased slightly in the first quarter 2003 compared to the first quarter 2002. We expect fluctuations in any given quarter and anticipate the technology mix to change as licensees design the thiNcoder rotary dial and MagnaMouse cursor control into more control panels.

“The pipeline of design reviews through licensees is still strong. The fourth quarter of 2002 brought design reviews for a wide range of applications including industrial controls, medical devices, keyless entry, aerospace, gas pumps, test equipment, and parking meters. This quarter, our licensees added potential projects in restaurant, marine, and fitness equipment as well as additional projects in industrial controls such as CNC machines and GPS tracking systems, medical laser equipment, and gas pumps. These projects are still in prototype or lower production quantities, so revenues are not yet tracking this activity.”

Gross margin (gross profit as a percentage of sales) for the quarter was 89%. This is in line with the Company’s expectation of 85-95%, fluctuating depending on the mix of different technologies used by licensees, which have different margins.

Cost-cutting initiatives completed in the fourth quarter of 2002 brought total operating expenses down in the first quarter of 2003 to $885,000, versus $1,536,000 in the first quarter of 2002. This is in line with the Company’s expectation of significantly reducing total operating expenses for 2003 as compared to 2002. Duraswitch reported $6.1 million in cash and has no debt at the end of March 2003.

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Duraswitch Announces First Quarter 2003 Results — 2

“We are focusing our efforts on commercialization of our technologies through our licensee relationships and direct contact with OEMs that are high-volume switch consumers in various industries including appliances and industrial controls,” Brilon continued. “In addition, Delphi Corp., exclusive licensee for the automotive industry, has minimum royalty payments under their license agreement totaling $12 million for automotive applications over the next four years. We will begin to see that revenue in 2004.

“Additionally, our licensee network continues to grow. This quarter we added two very strong licensees, Danielson and Siemens. Danielson is the largest membrane switch manufacturer in Europe and brings an impressive customer base. In addition, Danielson has representation in geographic areas where Duraswitch technologies have had very little exposure to date. Siemens is a leading global supplier across a number of industries and clearly a strong partner for us.

“With a leaner cost structure and a growing pipeline of licensee design wins, we feel well positioned despite a difficult economic environment. Our goal for 2003 is to build our licensee network, the pipeline of interest in our enabling technologies, and revenue through the use of our technologies in customer applications.”

About Duraswitch

Duraswitch is an innovator in the design and development of electronic switch technologies. Licensing its intellectual property to established switch manufacturers and OEMs, Duraswitch brings together its expertise in switch design with their marketing and manufacturing capabilities to commercialize the technology for a wide range of commercial and industrial controls.

Duraswitch technology provides solutions to challenges faced with traditional switch technologies such as the ability to integrate multiple switch types in flat-panel and slim-profile designs, high durability and reliability, sealability against harsh environments, multiple customization options and ergonomic, user-friendly interface. Applications using Duraswitch technologies today include medical devices, consumer electronics, security systems, point-of-sale systems, and industrial controls.

Visit www.duraswitch.com or call 480.586.3300 for more information.

This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding potential production and revenue based on increasing design wins through licensees, our licensees’ ability to successfully market and manufacture products using our technologies, and our ability to drive high-volume applications resulting in top-line growth. Risks and uncertainties that could cause results of operations to differ materially from those projected include lack of market acceptance of our products, underestimating the amount of licensing sales that we would need to cover our expenses and therefore underestimating the length of time it will take to develop enough licensing sales to create a net profit, unexpected expenses relating to protecting our intellectual property and increased sales and marketing expenses and other uncertainties, are described from time to time in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2002. These forward-looking statements represent our beliefs as of the date of the press release and we disclaim any intent or obligation to update these forward-looking statements.

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CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	THREE MONTHS ENDED MARCH 31,
	2003	2002

NET REVENUE:
Licensing	$159,027	$184,932
Product	—	24,675

Total net revenue	159,027	209,607
COST OF GOODS SOLD:
Licensing	17,053	16,024
Product	—	—

Total cost of goods sold	17,053	16,024

Gross profit	141,974	193,583

OPERATING EXPENSES:
Selling, general and administrative	574,588	818,813
Research and development	310,440	717,397

Total operating expenses	885,028	1,536,210

LOSS FROM OPERATIONS	(743,054)	(1,342,627)
OTHER INCOME – Net	18,227	49,814

NET LOSS	$(724,827)	$(1,292,813)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.08)	$(0.14)

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	9,604,688	9,529,617

CONDENSED CONSOLIDATED BALANCE SHEET DATA

	March 31, 2003	December 31, 2002

	Unaudited
Cash and cash equivalents	$6,067,446	$7,036,959
Total assets	8,643,438	9,502,129
Long-term debt, net of current portion	6,069	8,213
Total Stockholders’ equity	6,228,507	6,857,333